Exhibit (a)(6)


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                        SUPPLEMENT DATED JANUARY 6, 2000
                                       to
                     OFFER TO PURCHASE FOR CASH ANY AND ALL
                      UNITS OF LIMITED PARTNERSHIP INTEREST
                                       OF
                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP
                                       AT
                                 $2,300 PER UNIT

                      SUTTER/JAMBOREE ACQUISITION FUND, LLC
                               ( the "Purchaser")

             THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, PACIFIC STANDARD TIME, ON JANUARY 21, 2000, UNLESS THE OFFER IS EXTENDED.

Sutter/Jamboree Acquisition Fund, LLC ( the "Purchaser") hereby supplements and amends its Offer dated November 24, 1999 to acquire Units of limited partnership interest (the "Units") in Winthrop California Investors Limited Partnership, a Delaware limited partnership (the "Partnership"). The Purchaser not affiliated with the Partnership or Winthrop Financial Associates, the Partnership's general partner (the "General Partner"). The Purchaser hereby offers to purchase any and all Units tendered at a purchase price equal to $2,300 per Unit, less the amount of any distributions declared or made with respect to the Units between November 24, 1999 (the "Offer Date") and January 21, 2000, or such other date to which this Offer may be extended (the "Expiration Date"), in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase (the "Offer to Purchase"), this supplement and the related Letter of
Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). An affiliate of the Purchaser currently owns a total of 128 Units or approximately 3.65% of the total outstanding Units.

Holders of Units ("Unitholders") are urged to consider the following factors:

             - Unitholders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership, and the purchase price per Unit payable to a tendering Unitholder by the Purchaser may be less than the total amount which might otherwise be received by the Unitholder with respect to the Unit over the remaining term of the Partnership.

             - The Purchaser is making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the purchase price of $2,300 per Unit, the Purchaser is motivated to establish the lowest price which might be acceptable to Unitholders consistent with the Purchaser's objectives. There is no public market for the Units, the Partnership has not published financial statements since 1997, and neither the Unit holders nor the Purchaser has any accurate means for determining the actual present value of the Units. It should also be noted that the Purchaser has not made an independent appraisal of the Units or the Partnership's

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                     properties, and is not  qualified  to appraise real estate.
                     The General Partner  has estimated the  liquidation   value
                     of the Partnership  was $3,514 per Unit as of November  30,
                     1999.   There  can  be  no  assurance  that  this  estimate
                     accurately reflects an approximate value of the Units or that the actual amounts which may be realized by holders
                     for  the  Units  may  not  vary  substantially  from   this
                     estimate.

             - As a result of consummation of the Offer, the Purchaser may be in a position to significantly influence all Partnership decisions on which Unitholders may vote. The Purchaser will vote the Units acquired in the Offer in its own interest, which may be different from or in conflict with the interests of the remaining Unitholders.

             - The Purchaser may accept only a portion of the Units tendered by a Unitholder in the event the General Partner imposes a restriction on transfer as discussed below.

             The Purchaser  has  determined to increase its offer price based on
information   disclosed  by  the  General  Partner  and  its  affiliate  in  the affiliate's tender offer dated January 3, 2000.

             The Purchaser has increased the maximum number of Units sought in the Offer to the lesser of all outstanding Units or the maximum number of Units the General Partner will permit to be transferred. Under the partnership agreement, transfers of units which in the opinion of counsel to the Partnership would cause a termination of the partnership for federal income tax purposes (which termination may occur when 50% or more of the units are transferred in a twelve-month period) are not permitted. The General Partner has disclosed that it intends to restrict transfers that would violate this restriction. Therefore, depending upon the number of units tendered in the current tender offers, the general partner could seek to invoke this restriction to limit the number of Units the Purchaser may acquire in this Offer in the event the number tendered exceeds this limitation. In that event, the Purchaser could be forced to accept Units pro rata from tendering Unitholders up to the maximum number permitted by the General Partner. The Purchaser has not increased the number of Units it reasonably expects to acquire, but has increased the total number of Units sought solely for the purpose of reducing the risk that any Unitholder's tender of Units will be pro rated. As the General Partner and its affiliates control approximately 28% of the Units (which it has disclosed that it currently does not intend to tender) and the Purchaser's affiliate owns approximately 4%, the number of Units the Purchaser reasonably expects to acquire is substantially less than 50% of the total outstanding Units. Nevertheless, the Purchaser is prepared to purchase any and all Units tendered.

             The Purchaser has obtained additional capital commitments from its members, and now has total capital commitments in the amount of $8 million.

             Unitholders who have already tendered to the Purchaser will receive the increased purchase price automatically and need do nothing further. Unitholders who have not yet tendered may tender by means of the blue form letter of transmittal attached hereto. If you have already tendered your Units to Quadrangle Associates II LLC, and you wish to revoke that tender and tender to the Purchasers, you may revoke the prior tender until that offer is terminated by sending a written notice of revocation specifying the Units tendered and your desire to revoke, as provided in the Quadrangle Associates II LLC tender offer. You may use the attached form for revoking tenders to Quadrangle Associates II LLC, or, if you have questions in this regard, please contact North Coast Securities as set forth in the Offer.

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                              NOTICE OF WITHDRAWAL

             The undersigned hereby withdraws Units heretofore tendered by the undersigned to Quadrangle Associates II LLC pursuant to its tender offer dated January 3, 2000 .

Name of person who tendered Units:    __________________________________________

Name of registered Unit holder (if different):   _______________________________

Number of Units to be withdrawn (state "all" if all Units tendered are to be withdrawn): _______


Date: _______________, 2000


----------------------------------------------
[signature of withdrawing Unit holder]


----------------------------------------------
[signature of joint  holder, if any]

INSTRUCTIONS:

For a withdrawal to be effective, a written notice of withdrawal must be timely received by Quadrangle Associates II LLC at its address set forth below. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person who signed the letter of transmittal in the same manner as the letter of transmittal was signed.

Via U.S. Mail or overnight Courier:   Attention:  Special Projects Department
                                                  5 Cambridge Center
                                                  9th Floor
                                                  Cambridge, Massachusetts 02142

                                  Via Facsimile:  (617) 234-3310

                           For Information Call:  (888) 448-5554





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